Exhibit 21 THE PNC FINANCIAL SERVICES GROUP, INC. SCHEDULE OF CERTAIN SUBSIDIARIES (As of December 31, 2022) Name State or Other Jurisdiction of Incorporation or Organization PNC Bancorp, Inc. (1) Delaware PNC Bank, National Association (1) United States PNC Merchant Services Company Delaware PNC NCNVINV, Inc. Delaware PNC Investments, LLC Delaware PNC Holding, LLC (1) Delaware PNC Investment Company, LLC Delaware PNC Capital Markets, LLC PNC Capital Finance, LLC Pennsylvania Delaware (1) The names of the subsidiaries of the indicated entities are omitted because such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.